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                                                                Exhibit 5.1

                                  [LETTERHEAD]



                                October 28, 1997


Aquasearch, Inc.
73-4460 Queen Ka'ahumanu Hwy.
Suite 110
Kailua-Kona, HI 96740

      RE:   REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

     We have examined the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 12,204,314 shares (the "Registered Shares") of your Common Stock (the "Shares") and 5,347,244 Common Stock Purchase Warrants (the "Warrants"). Of the Registered Shares, 1,250,000 shares (the "New Shares") are authorized but heretofore unissued. These New Shares are to be issued as described in the Registration Statement. As your counsel, we have examined the proceedings proposed to be taken in connection with the issuance of the New Shares.

     It is our opinion that the New Shares, when issued in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                         Very truly yours,

                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation


                                         /s/Wilson Sonsini Goodrich & Rosati